Investor Relations Contact:
Michael J. Melnyk, CFA
732-870-4581
mmelnyk@commvault.com

Media Relations Contact:
Miranda Foster
732-728-5378
mfoster@commvault.com

Commvault Announces Fiscal 2023 First Quarter Financial Results
--- First quarter software and product revenue up 13% year over year; 17% constant currency ---
--- Total recurring revenue up 20% year over year; 25% constant currency ---
--- Annualized recurring revenue (ARR) up 12% year over year; 16% constant currency ---

First quarter highlights include:

First quarter
GAAP Results:
Revenues	$198.0 million
Income from Operations (EBIT)	$7.4 million
EBIT Margin	3.8%
Diluted Earnings Per Share	$0.08

Non-GAAP Results:
Income from Operations (EBIT)	$40.6 million
EBIT Margin	20.5%
Diluted Earnings Per Share	$0.64

Tinton Falls, N.J. – July 26, 2022 – Commvault [NASDAQ: CVLT] today announced its financial results for the first quarter ended June 30, 2022.

“We delivered another quarter of solid results, highlighted by double digit constant currency revenue growth," said Sanjay Mirchandani, President and CEO. “We believe customers will continue to prioritize our best in class data protection and management solutions as they embrace the cloud and hybrid IT. We are confident in our strategy.”

Total revenues for the first quarter of fiscal 2023 were $198.0 million, an increase of 8% year over year. On a year over year constant currency basis, total revenue growth would have been 13%. Total recurring revenue was $170.8 million, an increase of 20% year over year. On a year over year constant currency basis, total recurring revenue growth would have been 25%. Recurring revenue represented a record 86% of total revenue.

Annualized recurring revenue (ARR), which is the annualized value of all active Commvault recurring revenue streams at the end of the reporting period, was $594.5 million as of June 30, 2022, up 12% from June 30, 2021. On a year over year constant currency basis, ARR growth would have been 16%.

Software and products revenue was $92.4 million, an increase of 13% year over year. The year over year increase in software and products revenue was driven by a 24% increase in larger deals (deals with greater than $0.1 million in software and products revenue). On a year over year constant currency basis, software and products revenue growth would have been 17%.

Larger deal revenue represented 75% of our software and products revenue in the three months ended June 30, 2022. The number of larger deal revenue transactions was 184 deals for the three months ended June 30, 2022, compared to 185 deals for the three months ended June 30, 2021. The average dollar amount of larger deal revenue transactions was approximately $379,000, representing a 24% increase from the prior year.

Services revenue in the quarter was $105.5 million, an increase of 4% year over year. Services revenue continues to grow primarily due to the increase in Metallic software-as-a-service revenue.

On a GAAP basis, income from operations (EBIT) was $7.4 million for the first quarter compared to $15.5 million in the prior year. Non-GAAP EBIT was $40.6 million in the quarter compared to $41.0 million in the prior year.

Operating cash flow totaled $22.4 million for the first quarter of fiscal 2023 compared to $37.2 million in the prior year quarter. Total cash was $258.7 million as of June 30, 2022 compared to $267.5 million as of March 31, 2022.

During the first quarter of fiscal 2023, Commvault repurchased approximately 310,000 shares of its common stock totaling $18.9 million at an average price of approximately $61.10 per share.

A reconciliation of GAAP to non-GAAP results has been provided in Financial Statement Table IV included in this press release. An explanation of these measures is also included below under the heading “Use of Non-GAAP Financial Measures.”

Use of Non-GAAP Financial Measures

Commvault has provided in this press release the following non-GAAP financial measures: non-GAAP income from operations, non-GAAP income from operations margin, non-GAAP net income, non-GAAP diluted earnings per share and annualized recurring revenue (ARR). This financial information has not been prepared in accordance with GAAP. Commvault uses these non-GAAP financial measures internally to understand, manage and evaluate its business and make operating decisions. In addition, Commvault believes these non-GAAP operating measures are useful to investors, when used as a supplement to GAAP financial measures, in evaluating Commvault’s ongoing operational performance. Commvault believes that the use of these non-GAAP financial measures provides an additional tool for investors to use in evaluating ongoing operating results and trends, and in comparing its financial results with other companies in Commvault’s industry, many of which present similar non-

GAAP financial measures to the investment community. Commvault has also provided software and products, services and total revenues on a constant currency basis. Commvault analyzes revenue growth on a constant currency basis in order to provide a comparable framework for assessing how the business performed excluding the effect of foreign currency fluctuations.

All of these non-GAAP financial measures should be considered as a supplement to, and not as a substitute for, financial information prepared in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP measures to their most directly comparable GAAP financial measures, which are provided in Table IV included in this press release.

Non-GAAP income from operations and non-GAAP income from operations margin. These non-GAAP financial measures exclude noncash stock-based compensation charges and additional Federal Insurance Contribution Act (FICA) and related payroll tax expense incurred by Commvault when employees exercise in the money stock options or vest in restricted stock awards, restructuring costs, the noncash amortization of intangible assets and certain costs related to key employees of Hedvig. These expenses are further discussed in Table IV. Commvault believes that these non-GAAP financial measures are useful metrics for management and investors because they compare Commvault’s core operating results over multiple periods. When evaluating the performance of Commvault’s operating results and developing short- and long-term plans, Commvault does not consider such expenses.

Although noncash stock-based compensation and the additional FICA and related payroll tax expenses are necessary to attract and retain employees, Commvault places its primary emphasis on stockholder dilution as compared to the accounting charges related to such equity compensation plans. Commvault believes that providing non-GAAP financial measures that exclude noncash stock-based compensation expense and the additional FICA and related payroll tax expenses incurred on stock option exercises and vesting of restricted stock awards allow investors to make meaningful comparisons between Commvault’s operating results and those of other companies.

There are a number of limitations related to the use of non-GAAP income from operations and non-GAAP income from operations margin. The most significant limitation is that these non-GAAP financial measures exclude certain operating costs, primarily related to noncash stock-based compensation, which is of a recurring nature. Noncash stock-based compensation has been, and will continue to be for the foreseeable future, a significant recurring expense in Commvault’s operating results. In addition, noncash stock-based compensation is an important part of Commvault’s employees’ compensation and can have a significant impact on their performance. Lastly, the components that Commvault excludes in its non-GAAP financial measures may differ from the components that its peer companies exclude when they report their non-GAAP financial measures.

Due to the limitations related to the use of non-GAAP measures, Commvault’s management assists investors by providing a reconciliation of each non-GAAP financial measure to the most directly comparable GAAP financial measure. Further, Commvault's management uses non-GAAP financial measures only in addition to, and in conjunction with, results presented in accordance with GAAP.

Non-GAAP net income and non-GAAP diluted earnings per share (EPS). In addition to the adjustments discussed in non-GAAP income from operations, non-GAAP net income and non-GAAP diluted EPS incorporates a non-GAAP effective tax rate of 27%.

Commvault anticipates that in any given period its non-GAAP tax rate may be either higher or lower than the GAAP tax rate as evidenced by historical fluctuations. The GAAP tax rates in recent fiscal years were not meaningful percentages due to the dollar amount of GAAP pre-tax income. For the same reason as the GAAP tax rates, the estimated cash tax rates in recent fiscal years are not meaningful percentages. Commvault defines its cash tax rate as the total amount of cash income taxes payable for the fiscal year divided by consolidated GAAP pre-tax income. Over time, Commvault believes its GAAP and cash tax rates will align.

Commvault considers non-GAAP net income and non-GAAP diluted EPS useful metrics for Commvault management and its investors for the same basic reasons that Commvault uses non-GAAP income from operations and non-GAAP income from operations margin. In addition, the same limitations as well as management actions to compensate for such limitations described above also apply to Commvault’s use of non-GAAP net income and non-GAAP EPS.

Conference Call Information
Commvault will host a conference call today, July 26, 2022 at 8:30 a.m. Eastern Time (5:30 a.m. Pacific Time) to discuss quarterly results. The live webcast and call dial-in numbers can be accessed by registering under the "Events" section of Commvault's website. An archived webcast of this conference call will also be available following the call.

About Commvault
Commvault (NASDAQ: CVLT) liberates business and IT professionals to do amazing things with their data by ensuring the fundamental integrity of their business. Its industry-leading Intelligent Data Services Platform empowers these professionals to store, protect, optimize, and use their data, wherever it lives. Delivering the ultimate in simplicity and flexibility to customers, its Intelligent Data Services Platform is available as software subscription, an integrated appliance, partner-managed, and software as a service—a critical differentiator in the market. For 25 years, more than 100,000 organizations have relied on Commvault, and today, Metallic is accelerating customer adoption to modernize their environments as they look to SaaS for the future. Driven by its values—Connect, Inspire, Care, and Deliver—Commvault employs more than 2,800 highly-skilled individuals around the world. Visit Commvault.com or follow us at @Commvault.

Safe Harbor Statement
This press release may contain forward-looking statements, including statements regarding financial projections, which are subject to risks and uncertainties, such as competitive factors, difficulties and delays inherent in the development, manufacturing, marketing and sale of software products and related services, general economic conditions, outcome of litigation and others. For a discussion of these and other risks and uncertainties affecting Commvault's business, see "Item IA. Risk Factors" in our annual report on Form 10-K and "Item 1A. Risk Factors" in our most recent quarterly report on Form 10-Q. Statements regarding Commvault’s beliefs, plans, expectations or intentions regarding the future are forward-looking statements, within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended. All such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Actual results may differ materially from anticipated results. Commvault does not undertake to update its forward-looking statements.

Table I

Commvault Systems, Inc.

Consolidated Statements of Operations
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2022	2021
Revenues:
Software and products	$92,436	$82,162
Services	105,545	101,259
Total revenues	197,981	183,421
Cost of revenues:
Software and products	4,900	2,306
Services	28,857	22,969
Total cost of revenues	33,757	25,275
Gross margin	164,224	158,146
Operating expenses:
Sales and marketing	84,919	76,361
Research and development	40,113	36,135
General and administrative	26,976	26,429
Restructuring	2,132	1,446
Depreciation and amortization	2,635	2,281
Total operating expenses	156,775	142,652
Income from operations	7,449	15,494
Interest income	261	134
Interest expense	(105)	—
Other expense, net	(389)	—
Income before income taxes	7,216	15,628
Income tax expense	3,705	1,731
Net income	$3,511	$13,897
Net income per common share:
Basic	$0.08	$0.30
Diluted	$0.08	$0.29
Weighted average common shares outstanding:
Basic	44,743	46,180
Diluted	45,865	48,167

Table II

Commvault Systems, Inc.

Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	June 30,	March 31,
	2022	2022
ASSETS
Current assets:
Cash and cash equivalents	$258,713	$267,507
Trade accounts receivable, net	181,535	194,238
Other current assets	24,785	22,336
Total current assets	465,033	484,081

Property and equipment, net	104,599	106,513
Operating lease assets	13,136	14,921
Deferred commissions cost	52,767	52,974
Intangible assets, net	3,229	3,542
Goodwill	127,780	127,780
Other assets	26,179	26,269
Total assets	$792,723	$816,080

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$884	$432
Accrued liabilities	86,397	121,837
Current portion of operating lease liabilities	4,113	4,778
Deferred revenue	264,527	267,017
Total current liabilities	355,921	394,064

Deferred revenue, less current portion	151,950	150,180
Deferred tax liabilities, net	799	808
Long-term operating lease liabilities	9,801	11,270
Other liabilities	3,768	3,929

Total stockholders’ equity	270,484	255,829
Total liabilities and stockholders’ equity	$792,723	$816,080

Table III

Commvault Systems, Inc.

Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended June 30,
	2022	2021
Cash flows from operating activities
Net income	$3,511	$13,897
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,977	2,593
Noncash stock-based compensation	31,095	21,811
Noncash change in fair value of equity securities	389	—
Amortization of deferred commissions cost	5,314	4,166
Changes in operating assets and liabilities:
Trade accounts receivable, net	9,389	34,054
Operating lease assets and liabilities, net	(283)	(153)
Other current assets and Other assets	(2,710)	(7,594)
Deferred commissions cost	(6,652)	(5,941)
Accounts payable	482	(241)
Accrued liabilities	(31,366)	(26,067)
Deferred revenue	10,258	669
Other liabilities	29	17
Net cash provided by operating activities	22,433	37,211
Cash flows from investing activities
Purchase of property and equipment	(867)	(1,442)
Purchase of equity securities	(1,015)	—
Net cash used in investing activities	(1,882)	(1,442)
Cash flows from financing activities
Repurchase of common stock	(18,923)	(90,048)
Proceeds from stock-based compensation plans	687	15,435
Payment of debt issuance costs	(63)	—
Net cash used in financing activities	(18,299)	(74,613)
Effects of exchange rate — changes in cash	(11,046)	756
Net decrease in cash and cash equivalents	(8,794)	(38,088)
Cash and cash equivalents at beginning of period	267,507	397,237
Cash and cash equivalents at end of period	$258,713	$359,149

Table IV

Commvault Systems, Inc.

Reconciliation of GAAP to Non-GAAP Financial Measures and Other Financial Information
(In thousands, except per share data)
(Unaudited)

	Three Months Ended June 30,
	2022	2021
Non-GAAP financial measures and reconciliation:
GAAP income from operations	$7,449	$15,494
Noncash stock-based compensation (1)	29,808	21,689
FICA and payroll tax expense related to stock-based compensation (2)	910	963
Restructuring (3)	2,132	1,446
Amortization of intangible assets (4)	314	—
Hedvig deferred payments (5)	—	1,406
Non-GAAP income from operations	$40,613	$40,998

GAAP net income	$3,511	$13,897
Noncash stock-based compensation (1)	29,808	21,689
FICA and payroll tax expense related to stock-based compensation (2)	910	963
Restructuring (3)	2,132	1,446
Amortization of intangible assets (4)	314	—
Hedvig deferred payments (5)	—	1,406
Non-GAAP provision for income taxes adjustment (6)	(7,198)	(9,375)
Non-GAAP net income	$29,477	$30,026

Diluted weighted average shares outstanding	45,865	48,167
Non-GAAP diluted earnings per share	$0.64	$0.62

	Three Months Ended June 30,
	2022	2021
Subscription software and products revenue	$74,638	$49,518
Perpetual software and products revenue	17,798	32,644
Total software and products revenue	$92,436	$82,162
Subscription as a % of total software and products revenue	81%	60%

	Three Months Ended June 30,
	2022	2021
Subscription software and products revenue	$74,638	$49,518
Recurring support and services revenue	96,182	92,650
Total recurring revenue	$170,820	$142,168
Percentage of total revenues	86%	78%

Perpetual software and products revenue	$17,798	$32,644
Non-recurring services revenue	9,363	8,609
Total non-recurring revenue	$27,161	$41,253
Percentage of total revenues	14%	22%

Total Revenue (7)	$197,981	$183,421

	Measures at period ending
	June 30, 2021	March 31, 2022	June 30, 2022 (9)
Annualized Recurring Revenue (8)	$532,849	$583,254	$594,485

	Three Months Ended June 30, 2022
	Americas	International (10)	Total
Software and Products Revenue	$59,680	$32,756	$92,436
Customer Support Revenue	48,031	33,286	81,317
Other Services Revenue	14,898	9,330	24,228
Total Revenue	$122,609	$75,372	$197,981

	Three Months Ended June 30, 2021
	Americas	International (10)	Total
Software and Products Revenue	$51,787	$30,375	$82,162
Customer Support Revenue	51,874	37,095	88,969
Other Services Revenue	7,310	4,980	12,290
Total Revenue	$110,971	$72,450	$183,421

	Three Months Ended June 30, 2022
	Sequential	Year Over Year
Non-GAAP software and products revenue reconciliation
GAAP software and products revenue	$92,436	$92,436
Adjustment for currency impact	1,577	3,860
Non-GAAP software and products revenue on a constant currency basis (11)	$94,013	$96,296

	Three Months Ended June 30, 2022
	Sequential	Year Over Year
Non-GAAP services revenue reconciliation
GAAP services revenue	$105,545	$105,545
Adjustment for currency impact	2,123	4,851
Non-GAAP services revenue on a constant currency basis (11)	$107,668	$110,396

	Three Months Ended June 30, 2022
	Sequential	Year Over Year
Non-GAAP total revenue reconciliation
GAAP total revenues	$197,981	$197,981
Adjustment for currency impact	3,700	8,711
Non-GAAP total revenues on a constant currency basis (11)	$201,681	$206,692

Footnotes - Adjustments

(1)Represents noncash stock-based compensation charges associated with restricted stock units granted and our Employee Stock Purchase Plan. Those amounts are represented as follows:

	Three Months Ended June 30,
	2022	2021
Cost of services revenue	$1,243	$1,185
Sales and marketing	11,393	7,308
Research and development	9,241	7,185
General and administrative	7,931	6,011
Stock-based compensation expense	$29,808	$21,689

The table above excludes stock-based compensation expense related to the Company's restructuring activities described below in footnote three.

(2)Represents additional FICA and related payroll tax expenses incurred by Commvault when employees exercise in-the-money stock options or vest in restricted stock awards.

(3)In recent fiscal years, Commvault initiated restructuring plans to increase efficiency in its sales, marketing and distribution functions as well as reduce costs across all functional areas. These restructuring charges relate primarily to severance and related costs associated with headcount reductions, as well as the closure of offices. During the fourth quarter of fiscal 2022, Commvault initiated a restructuring plan to combine the management of its EMEA and APJ field operations. Restructuring includes stock-based compensation related to modifications of awards granted to former employees. Management believes, when used as a supplement to GAAP results, that the exclusion of these charges will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods.

(4)Represents noncash amortization of intangible assets.

(5)In connection with the acquisition of Hedvig Inc., certain Hedvig shareholders received cash payments for the 30 months following the date of acquisition, subject to their continued employment with Commvault. While these payments were proportionate to these shareholders' ownership of Hedvig, under GAAP they are accounted for as compensation expense within research and development expenses over the course of the 30 month service period. Management believes, when used as a supplement to GAAP results, that the exclusion of these non-routine expenses will help investors and financial analysts understand Commvault's operating results and underlying operational trends as compared to prior periods. These payments were completed in fiscal 2022.

(6)The provision for income taxes is adjusted to reflect Commvault’s estimated non-GAAP effective tax rate of 27%.

(7)This table includes the following financial metrics that are derived from Commvault’s GAAP recognized revenue:

Subscription software and products revenue - The amounts included on this line include the software and product portion of a) non-cancellable term-based, or subscription, licenses that expire at the end of the contractual term; and b) “pay-as-you-go” utility arrangements based on product usage that are structured with no guaranteed minimums. These revenues are included in software and products revenue on Commvault’s consolidated statement of operations.

Perpetual software and products revenue - The amounts included on this line are primarily associated with revenue from the sale of perpetual software licenses. These revenues are included in software and products revenue on Commvault’s consolidated statement of operations.

Recurring support and services revenue - The amounts included on this line consist primarily of maintenance and support revenues associated with the sale of both subscription and perpetual software arrangements. This revenue is included in services revenue on Commvault’s consolidated statement of operations. This line also includes revenue from Metallic contracts.

Non-recurring services revenue - The amounts included on this line are primarily revenues associated with Commvault’s installation and consultation services. These revenues are included in services revenue on Commvault’s consolidated statement of operations.

Management believes that reviewing these metrics, in addition to GAAP results, helps investors and financial analysts understand the recurring nature of certain revenue amounts and trends as compared to prior periods.

Note that nearly all of Commvault’s software and product revenue is related to solutions that are run in the customer’s environment. As a result, as required under ASC 606, substantially all of Commvault’s software and product revenue is recognized at a point in time, when it is delivered to the customer, and not ratably over the course of a contractual period. This is the case for both perpetual software licenses and subscription software licenses. Metallic revenue is recognized over time as services revenue.

(8)Annualized Recurring Revenue (ARR) is defined as the annualized recurring value of all active contracts at the end of a reporting period. It includes the following contract types: subscription agreements (including utility), maintenance contracts related to perpetual licenses, other extended maintenance contracts (enterprise support), managed services, and Metallic. It excludes any element of the deal arrangement that is not expected to recur, primarily perpetual licenses and most professional services. Contracts are annualized by dividing the total contract value by the number of days in the contract term, then multiplying by 365.

ARR should be viewed independently of GAAP revenue, deferred revenue and unbilled revenue and is not intended to be combined with or to replace those items. ARR is not a forecast of future revenue. Management believes that reviewing this metric, in addition to GAAP results, helps investors and financial analysts understand the value of Commvault's recurring revenue streams versus prior periods.

(9)The change in foreign exchange rates from March 31, 2022 to June 30, 2022 reduced ARR by approximately $15 million. The foreign exchange rate impact from June 30, 2021 to June 30, 2022 was approximately $25 million.

(10)Beginning in fiscal 2023, Commvault combined the management of its EMEA and APJ field organizations into one International region (Europe, Middle East, Africa, Australia, Japan, Southeast Asia, China). The Americas region includes the United States, Canada, and Latin America.

(11)Revenues on a constant currency basis are calculated using the average foreign exchange rates from a previous period and applying these rates to foreign-denominated revenues in the corresponding period of fiscal 2023. The difference between revenue calculated based on these foreign exchange rates and revenues calculated in accordance with GAAP is listed as adjustment for currency impact in the tables above.